Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2016 Equity Incentive Plan of Infinera Corporation of our reports dated February 23, 2016, with respect to the consolidated financial statements and schedule of Infinera Corporation, and the effectiveness of internal control over financial reporting of Infinera Corporation, included in its Annual Report (Form 10-K) for the year ended December 26, 2015, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Jose, California
May 20, 2016